PRELIMINARY PROXY MATERIAL



              AMERICAN ASSET ADVISERS TRUST, INC.

                Eight Greenway Plaza, Suite 824
                     Houston, Texas  77046



           NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                TO BE HELD ON APRIL ___, 1998



TO THE SHAREHOLDERS OF AMERICAN ASSET ADVISERS TRUST, INC.:

     A Special Meeting of the shareholders of American Asset Advisers Trust, Inc. (the "Company") will be held at Eight Greenway Plaza, Suite 824, Houston, Texas on ________, April ___, 1998 at __:__ __.m., Local Time for the following purposes:

     1.   To approve the acquisition of the Adviser by the Company.
     2. To approve an amendment to the Company's Bylaws authorizing the Company's acquisition of the Adviser.
     3. To approve an amendment to the Company's Bylaws removing certain policy restrictions regarding the nature and leasing of the Company's properties.
     4. To approve an amendment to the Company's Articles of Incorporation to change the Company's name to AmREIT, Inc.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY APPROVED
THESE PROPOSALS AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF
EACH ITEM LISTED ON THIS NOTICE OF SPECIAL MEETING OF SHAREHOLDERS.

     Shareholders of record at the close of business on March
___, 1998, are the only persons entitled to notice of and to vote at the meeting.

     Your attention is directed to the attached Proxy Statement. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING, PLEASE FILL IN, SIGN, DATE AND MAIL THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO SAVE THE COMPANY FURTHER SOLICITATION EXPENSE. If you are present at the meeting, you may then revoke your proxy and vote in person, as explained in the Proxy Statement in the section entitled "SPECIAL MEETING OF SHAREHOLDERS - APRIL ___, 1998." A return envelope is enclosed for your convenience.


                                                  Secretary
Dated: April ___, 1998